Exhibit 10.4

January 2, 2020
Mr. William Haines
370 Grieson Road
Honey Brook, PA 19344
Dear Tim:
We are pleased to extend to you an offer of employment to join USA Technologies, Inc. ("USAT") as Chief Human Resources Officer ("CHRO"). In your rote as CHRO you will report to me. Your first day of employment will be January 13, 2020.
The following are the terms of your employment:

•	Your annual base salary will be $210,000.

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Signing bonus of 7,500 restricted shares of USAT common stock which would vest as follows: one-third on the first annual anniversary of your employment commencement date; one-third on the second annual anniversary of your employment commencement date; and one-third on the third annual anniversary of your employment commencement date. The award of the restricted shares would be subject to and contingent upon approval by the USAT Board of Directors.

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You will participate in the Short-Term Incentive ("STI") Plan for USAT's executive officers. If the target goals would be achieved, you would earn a cash bonus equal to 30% of your base salary. This award is subject to the terms and conditions of the STI Plan. For fiscal year 2020, your STI award would be pro-rated from your start date through the end of USAT's fiscal year ended June 30, 2020.

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You will participate in the Long-Term Incentive Stock Plan ("LTI") for USAT's executive officers. If the year-over-year percentage target goals would be achieved, you would earn an equity award with a value on the last day of the applicable fiscal year equal to 30% of your base salary. This award is subject to the terms and conditions of the LTI Plan. For fiscal year 2020, your LTI award would be pro-rated from your start date through the end of USAT's fiscal year ended June 30, 2020.

•	The Compensation Committee of USAT's Board of Directors, in consultation with the Chief Executive Officer, shall annually review your compensation.

•	You would be covered by and entitled to all of the fringe benefits that are generally available to USAT employees, including health insurance, dental insurance, group life and disability insurance, and matching 401(k) plan. Please note that USAT's benefits program is subject to change and any such change would supersede this letter. You shall be entitled to an initial PTO benefit of 23 days effective upon the commencement of your employment with USAT.

•	You will be covered as an executive officer of USAT under our Directors and Officers liability insurance policy.

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Employment with USAT is at-will, which means that either you or USAT may end the relationship at any time for any or no reason. Notwithstanding the foregoing, and other than a termination of your employment for cause (which shall not require any prior notice), USAT will provide you with at least sixty (60) days prior notice of the termination of your employment for any or no reason. The term "cause" shall mean any of the following have occurred or exist as determined by USAT: (A) your fraud, gross malfeasance, or willful misconduct, with respect to USATs business; (B) any material breach by you of this letter or any policy of USAT; (C) any violation by you of any law, rule or regulation, which violation results or could reasonably be expected to result in material harm to the business or reputation of USAT; (D) conviction of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude; (E) any intentional misapplication by you of USATs funds, or any material act of dishonesty committed by you; or (F) any other action by you that, in the reasonable judgment of USAT, is damaging or detrimental in a significant way to USAT's business or reputation. For the purposes of the foregoing sentence, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to Cantaloupe Systems, Inc.

Notwithstanding the foregoing, if your employment shall be terminated by USAT for any reason other than for cause (as defined above) or death, you shall be entitled to receive a severance payment equal to six (6) months of your base monthly salary (in addition to the minimum of sixty (60) days prior notice of termination referred to above). The severance payment shall be conditioned upon your signing and delivering to USAT (and not revoking) a release of any and all claims, suits, or causes of action against USAT and its affiliates, in such form as shall be provided to you by USAT. The severance payment would be paid to you over a six (6) month period in accordance with USAT's regular employee payroll practices and would be subject to standard and customary payroll deductions.

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You will devote your full time, energy, skills and attention to the business of USAT, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

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Except in connection with your duties as CHRO, you shall not, directly or indirectly, at any time from and after the date hereof, and whether or not your employment with USAT has been terminated or has expired for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm, or corporation, any confidential information, including but not limited to, proprietary information, trade secret, business secret, financial information, financial projections, documents, process, procedures, know-how, data, marketing information, marketing methods, marketing means, software information, intellectual property, special arrangement, or any other confidential information concerning the business or policies of USAT, or concerning USAT's customers, clients, accounts, or suppliers, that you learned as a result of, in connection with, through your employment with, or through your affiliation with USAT, but not information that can be shown through documentary evidence to be in the public domain, or information that falls into the public domain, unless such information falls into the public domain by your direct or indirect disclosure or other acts. You agree to use your best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from USAT's premises, whether physically or electronically, without the express written permission of USAT. For any and all purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to Cantaloupe Systems, Inc.

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For a one-year period following termination or expiration of your employment with USAT for any reason whatsoever, you will not (a) directly or indirectly, solicit for hire for any business entity other than USAT, any person employed by USAT as of the date of termination or expiration of your employment; or (b) directly or indirectly interfere with USATs relations with any person employed by USAT as of the date of termination or expiration of your employment with USAT. Such restriction shall not limit any employee or candidate responding to a general job posting. For all purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

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For a one-year period following termination or expiration of your employment with USAT for any reason whatsoever, you will be prohibited from soliciting any of USAT's customers in connection with engaging in a business competing with or similar to that of USAT as conducted as of the date of the termination or expiration of your employment, including but not limited to, delivering services or products to unattended retail locations, and any related production, promotion, marketing, or sales activities relating thereto. For all purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

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You acknowledge that any breach by you of the obligations set forth in this letter would substantially and materially impair and irreparably harm your business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, you agree that in the event of any breach or any threatened breach by you of any of the provisions of this letter, USAT shall be entitled, in addition to monetary damages or other remedies, and without posting bond, to equitable relief, including injunctive relief, and to the payment by you of all costs and expenses incurred by USAT in enforcing the provisions thereof, including attorneys' fees. The remedies granted to USAT in this letter are cumulative and are in addition to remedies otherwise available to USAT at law or in equity.

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You acknowledge that you will be subject to the following policies of USAT: Employee Manual; Code of Business Conduct and Ethics; Blackout Period and Notification Policy; and Stock Ownership Guidelines for Directors and Executive Officers as well as any other applicable policies that may be adopted by USAT from time to time. As CHRO, you would also be required to file statements of beneficial ownership of USAT securities pursuant to Section 16(a) of the Securities Exchange Act of 1934.

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Nothing in this letter prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. You further understand that this letter does not limit your ability to make any disclosures that are protected under the whistleblower provisions of federal law or regulation. This letter does not limit your right to receive an award for information provided to any governmental agencies.

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If any term or provision of this letter or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this letter or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this letter shall be valid and enforceable to the fullest extent permitted by law.

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You represent and warrant to USA that you are not as of the date of this letter a party to or subject to any employment, non-compete, or similar agreement that would limit or prohibit, in whole or in part, the performance of your employment duties or responsibilities.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters. This letter may only be modified by an agreement in writing executed by both USAT and you.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.
The rights and obligations of both parties under this Agreement shall inure to the benefit of, and shall be binding upon, their respective personal representatives, heirs, successors and assigns. This Agreement, or any part hereof, may be assigned by USAT without your consent. This Agreement, or any part thereof, may not be assigned by you.
Your employment with USAT will also be subject to a satisfactory background investigation to be conducted by USAT.
Tim, we are very much looking forward to your joining the USA team! Please indicate your written acceptance by signing this letter and returning it to me by email.
Sincerely,
USA Technologies, Inc.
By: /s/ Donald W. Layden, Jr.
Donald W. Layden, Jr., Interim Chief Executive Officer

Accepted and Agreed to:

/s/ William Haines
William Haines

Dated: 1/7/2020